Exhibit 11.1

CODE OF ETHICS AND CONDUCT OF GRUPO UOL
Grupo UOL is the largest Brazilian group of content, technology, digital payment, and digital banking services. It is comprised of four (4) large business units:

- UOL Conteúdo e Serviços (Content and Services) (“UOL CS”): incorporated in 1996, UOL CS’s website is the leading website on the Brazilian Internet, and it offers over 1,000 channels of journalism, information, entertainment and services. With coverage of ninety-two percent (92%) of the Brazilian Internet, the UOL receives over one hundred and ten million (110,000,000) unique visitors per month. UOL CS also offers solutions for electronic media, security products and convenience, Wi-Fi connection, and entertainment.

- PagBank: promotes innovative solutions in financial services and payment methods, automating the process of purchase, sale, and transfers to boost businesses for individuals and companies in a simple and secure manner. It acts as an issuer and acquirer, offers digital accounts, and provides comprehensive solutions for online and in-person payments (mobile and POS).

- Compass UOL: Offers all-in-one solutions for large companies in IT outsourcing.

- UOL EdTech: Brazil’s largest education technology company aims to transform people's lives through more accessible, quality education suitable for the digital world. It develops learning platforms and educational content for companies, academic institutions, and individuals.

The Code of Ethics and Policies of Grupo UOL sets forth how the professional activities shall be performed, and it must be acknowledged and complied with by all employees in their roles. The following items comprised it:

1.    Mission, View, and Values
2.    Personal behavior
3.    Company’s property protection
4.    Behavior in business
5.    Behavior on social media.
6.    Code of ethics for journalists
7.    Behavior in agreements related to investment activities
8.    Situations where questions may arise
9.    Liability for the compliance with the Code of Ethics and Policies of Grupo UOL
10.    Questions and whistleblowing

1.Mission, View, and Values.

1.1.GRUPO UOL

Mission: To offer Internet users and clients the best electronic products and services, making people’s and company’s daily routines easier.

View: To consolidate as Brazil’s largest Internet and electronic services company in Brazil, through a modern and profitable group of companies and business units.

Values:

•EDITORIAL INDEPENDENCE: The journalistic content of UOL is produced based on principles of editorial independence, transparency, and pluralism;

•FINANCIAL INDEPENDENCE: UOL Group understands that editorial independence and value generation for shareholders depends on the financial health of the business corporation;

•ETHICS: our internal and external relationships are governed by integrity and honesty;

•COMMITMENT TO THE CUSTOMER: we respect privacy and seek the protection and security of our users and customers data;

•AGILITY AND TECHNOLOGICAL INNOVATION: we improve the user experience and anticipate their needs;

•COOPERATION AND DIVERSITY: we work as a team, sharing knowledge, valuing diversity, and driving the continuous development of people, areas, and companies in the UOL Group;

•EXCELLENCE in service provision;

•SIMPLICITY, RELEVANCY, AND FACILITY of use of products and services;

•RESULTS ORIENTATION: We continuously monitor our performance and focus on sustainable business growth.

1.2.In addition to the general Mission, View, and Values of Grupo UOL, the companies and business units comprising the Group must also follow specific instructions:

1.2.1PagBank (banking services and payment methods ):

Mission: Facilitating the financial lives of individuals and businesses.

Values:

•ALL FOR THE CUSTOMER: we make our customers' lives easier. We create innovative solutions for them and by them. Bureaucracy? Not us! Our motivation is to find simple, creative, and efficient ways to meet their needs, exceed their expectations, and enhance their financial experiences;

• COOPERATION: We welcome everyone who comes, shares knowledge, values diverse opinions, and works tirelessly to generate value for our customers and investors. In our bank, collaboration serves as the foundation to drive innovation and achieve exceptional results;

•PROTAGONISM: We embrace responsibility, focus on delivery, and act with a sense of urgency. We are relentless and resilient, leading every step of the way. We face challenges; we're not afraid to dare, make mistakes and challenge ourselves. The innovation and pioneering are in our DNA, and dare to do things differently and go beyond the conventional;

•SIMPLICITY: We understand simplicity is key to providing a positive, uncomplicated, quick experience. Therefore, we always seek approaches and practices that make our processes, communications, products, and solutions more accessible, intuitive, practical, and functional. We work to eliminate unnecessary complexities, reduce bureaucracy, and make our operations increasingly efficient, ensuring sustainable results;

•RELIABILITY: We cherish the credibility we have built over the years and the trust that customers, partners, and investors place in our business daily. We are reliable because we fulfill our commitments, operate with transparency and integrity in everything we do, and develop intelligent solutions without compromising security.

1.2.2UOL Conteúdo e Serviços (UOL CS):

Mission: To connect each Brazilian to their universe, informing, entertaining, and making each one's life easier.

Values:

•ETHICS: what is right is right, regardless the consequences;

•CREDIBILITY: It is the basis of our company; without it, we would not be what we are. It takes years to build it but a second to lose it. Lie and omission are the same thing;

•DIVERSITY AND FREEDOM OF EXPRESSION: We respect and consider everyone's ideas and collaboration, regardless of age, orientation, education, experience, or position. We promote healthy and respectful discussion between different points of view. Everyone can put their point of view without retaliation;

•RESPECT AND TRANSPARENCY WITH OUR CUSTOMERS: We focus on understanding, meeting, and exceeding our customers' expectations in all business decisions. We must be honest, transparent, respectful, listen to them and offer excellent service;

•COOPERATION AND TEAMWORK: We are a team. We encourage the exchange of information and collaboration between areas. There are no “silos”;

•CONSTANT SEARCH FOR QUALITY: We seek quality in any activity we do. We plan and execute with excellence;

•INNOVATION: There is no “because it was always done this way”. We encourage experience, and consequently, we understand that we will fail along the way, but we will fix it fast;

•OBSESSIVE FOCUS ON RESULTS AND OWNER MENTALITY: We plan and execute our activities as if we were the company’s owners. We use resources wisely. We always seek to maximize company’s results and return for shareholders. Employees’ achievements come from companies that generate results.

1.2.3Compass UOL:

Mission: Create digital experiences that enable companies to grow and improve people's lives.

Values:

•SENSE OF URGENCY: meeting deadlines, executing quickly, and taking advantage of opportunities.

•UNCOMPLICATED IS BETTER: to get straight to the point, bets on creativity, and solves challenges in a structured and lasting way;

•FOCUS ON RESULTS: in addition to fulfilling the assigned tasks, it fulfills the established deadlines, cost and quality goals;

•AUTONOMY AND DELEGATION OF RESPONSIBILITY: communicates assertively, collects status, monitors the progress of projects, and seeks all clarifications so that all objectives are achieved;

•PERSISTENCE IS THE KEY: pursue achievable goals, look for the best way to achieve them, and set firm purposes;

•SHARED KNOWLEDGE: implements multiplier actions and has a collaborative posture;

•COMMUNICATION AND FORMALIZATION: seek agile means, ensuring good communication in an aligned manner, without forgetting to formalize important decisions;

•IT'S THE PEOPLE MAKING DIFFERENCE: We need excellent people to deliver excellent results. For this, we dedicate ourselves to everything involving our team with dedication. We demand results, we recognize those who achieve them, and we make this a cycle of continuous evolution.

1.2.4UOL EdTech:

Mission: To transform lives through education using technology.

Values:

•PASSION FOR WHAT WE DO: We are passionate about education and technology, and more than that, we are passionate about how technology can enhance, expand, and make more inclusive the transformative power that education has in people's lives;

•FOCUS ON RESULTS: We are bold in our purpose and the impact we aim to make in the market and society, requiring total focus to overcome short and long-term challenges and achieve the ambition of our mission;

•INTENSITY: It's what sets us apart. We work with excellence and speed, striving always to do our best. We are intense because we know we have much to do and with excellence if we want to generate the impact we aspire to;

•COLLABORATION: We operate in a complex environment that demands the unity of multiple competencies and experiences. We have different businesses, but we are one company, where the collective is stronger than the individual;

•ADAPTABILITY: We have plans laid out and are on a long-term journey, but we are a team attentive and open to change and adapt to reach our goals;

•CONTINUOUS SELF-DEVELOPMENT: We know that education transforms lives. Therefore, we continually seek individual and collective improvement to enable us to achieve our goals and live our purpose.;

•INTEGRITY: WE ALIGN WORDS WITH ACTIONS: We act by our values and speeches. We do not make concessions and act with self-responsibility and ethics.

2.Personal behavior

The image of Grupo UOL as for its ethical behavior must be preserved by its employees under any circumstances. In order to achieve that, all employees must act according to the highest ethical standards, continually practicing responsible judgment in negotiations and resolutions. All employees must treat clients, suppliers, competitors, and the company’s employees in a balanced and ethical way.

2.1.Work Environment

•Grupo UOL offers a sound and safe environment that promotes professional development and production. The practices of sexual or moral harassment, discrimination, or prejudice of any type, such as based on race, skin color, religion, gender, etc., are forbidden;
•Employees shall promote an environment based on cooperation and respect towards coworkers, as well as the clients, vendors, partners, etc.;
•Employees shall not, under any circumstance, use their position, title, or information from companies of Grupo UOL in a way to pressure or influence decisions to the benefit of their private interests or to the benefit of suppliers, clients, partners, etc.;
•Employees shall not use data, information, or intellectual property of the company or partners, except upon consent and within the strict performance of their duties, always in compliance with the copyrights of ideas, projects, etc.;
•Managers shall watch over relationships in the work environment, making sure they are always based on professionalism and respect towards other employees. They shall also make all internal promotion and management criteria clear, based on individual/joint performance and meritocracy;
•Managers shall promote the company’s views and values in a way that transmits them clearly manner to the team and aligns the performance of the team with corporate goals.

3.Company’s property protection.

3.1.All employees are responsible for the physical integrity of the properties and assets of Grupo UOL’s companies, as well as to ensure its proper and effective use at all times with professional purposes and pursuant to the law. Such assets include, among others, real estate and securities, machinery and equipment, systems, financial resources, supplies, information, data bank, copyrights, patents, etc.

3.2.Information Security: all employees must keep confidential all information provided by Grupo UOL, except when the disclosure is expressly authorized.

3.3.Participation in external events (in Brazil or abroad): all employees must be aware of the Policy of participation of employees in external events (in Brazil or abroad), which establishes clear rules for the participation of employees in training, lectures, conferences, courses, interviews, etc., such as lecturer or audience, in Brazil or abroad.

4.Behavior In Business

All employees must be ethical and follow the legal requirements in all of their negotiations on behalf of the companies of Grupo UOL. Regardless of the organization type that the employee is dealing with, such an employee must watch for actual compliance with the agreements and arrangements entered into, establishing clear and objective rules, in addition to complying with the following general standards:

7.1.Vendors, partners, clients, etc.: the Company considers the concerns with ethical criteria crucial when negotiating and closing deals with vendors, partners, clients, etc. Such concern is even more material when we deal with professionals who directly deal with the agreements with vendors and clients. In Grupo UOL’s opinion, an employee who accepts benefits from vendors is morally hindered from negotiating for Grupo UOL’s best interest.

7.2.Compliance with laws: Grupo UOL complies with all laws and regulations applicable to its business. Whenever, at the exercise of their work/duty, the employee has a question about the applicability of any specific laws or regulations, they must seek help from Grupo UOL’s legal department. Grupo UOL does not tolerate any type of behavior that may constitute corruption, embezzlement, or exchange of favors.

5.Behavior on social media

Due to employment bonds, all content produced by employees for social media - even if published on a personal basis - may result in associations with the image of Grupo UOL, hindering it. Thus, social media shall be used in a discerning form. The proper use of such electronic means and social media by the employees is deemed healthy by Grupo UOL, provided that the personal and professional uses are separated.

During work hours, all access to such websites must have a purpose related to the professional activity in a way that does not hinder the work routine.

6.Code of Ethics for Journalists

▪Journalists shall have their behavior guided by the concern to follow the highest ethical principles of such occupation, which include never using their condition as a journalist in order to obtain personal benefits and not to write about matters of direct personal interest;

▪In order to avoid an actual or apparent conflict of interest, UOL CS’ journalists must not own investments in shares of companies about which they write on a regular basis. The recommendation is applicable to all employees, not only to those who cover the financial market. For, journalists covering health news shall not have investments in healthcare insurance companies, others who cover real estate news shall not have investments in construction companies, etc.;

▪The journalist must claim impediment and refuse task assignments on companies and other organizations with whom they have any kind of relationship;

▪Any invitation received as a journalist of UOL CS shall be subject to inquiry by its immediate superior before acceptance. UOL CS is not obliged to publish texts on matters to the benefit of the person who made the invitation; only journalist criteria shall decide what will be used;

▪All invitations to trips, cooperation with other communication means, and attendance in conferences, workshops, courses, scholarships, and internships must be submitted to the Chief Content Officer for approval. All attendance to events in which there appears to be, or there is a conflict of interest is prohibited;

▪In many cases, the presence of a journalist may change the course of operation of a certain service or event. When testing the services of a restaurant, for instance, it is convenient for the reporter to remain anonymous, and it is mandatory that they pay their bill. Otherwise, their assessment may be compromised by a special service to which the reader would not have access;

▪In the event of trips, when the invitation is accepted and it results in the published text, UOL’s website clearly discloses that the journalist had their expenses paid by the sponsor;

▪The journalist must not take part in advertising. However, the possibility of acting in public interest campaign ads is allowed upon prior authorization from the Chief Content Officer;

▪The journalist must not accept gifts of a higher value than the one considered by Grupo UOL as material (check with Grupo UOL’s HR department on the limit permitted), including material items or any special discounts in commercial establishments or industry. All gifts considered of material value sent to UOL CS or to the journalist’s house must be submitted to Grupo UOL’s HR for return with a standard appreciation letter and explanation. All products to be used for disclosure and critical assessment, such as copies of disks, DVDs, books, and software, are excluded from such provision;

▪The UOL CS journalist must not ask for tickets for cultural events, such as concerts and theater plays. Whenever deemed necessary (at the discretion of the Chief Content Officer), UOL CS will pay for the tickets of the employees who are going to cover those events. If such concerts have exclusive areas for journalists, UOL CS may request accreditation;

▪During work meetings with sources at restaurants or coffee places, UOL CS journalist must pay their share of the bill. UOL CS will reimburse the employee upon its superior approval.
(source: Manual of Journalistic Writing of Folha de S. Paulo).

7.Behavior in Agreements Related to Investment Activities

7.1Employees of PagBank (PagSeguro and BancoSeguro companies) performing tasks related to the distribution of investment products shall comply with the following guidelines:

7.1.1.    To avoid practices that may hinder the distribution of investment products, specially concerning rights and obligations related to the specific assignments of each participating institution established in agreements, regulations, in this code and in regulation in force.

7.1.2.    To work in an unbiased form, know the code of ethics of the participating institution and the laws applicable to their activity.

7.1.3.    To disclose clear and accurate information to investors about risks and consequences that may arise from the investment products.

7.2PagBank (PagSeguro and BancoSeguro companies) works to identify, manage, and mitigate any conflicts of interest that may affect the impartiality of the employees who work on tasks connected to the distribution of investment products.

8.Situations Where Questions May Arise

Grupo UOL trusts its discerning sense and the judgment capacity of its employees in order to prevent situations where conflicts of interest may arise (personal x corporate interests).

Here are some recommendations in order to prevent situations of conflict of interest from occurring:

▪Employee of Grupo UOL shall not use their position/title to gain privileges;

▪Employee of Grupo UOL shall not work for a competitor, whether as an employee, third party, consultant, board member, or otherwise unless expressly authorized by the Vice-Presidency of Corporate Areas of the UOL Group;

▪Employee of Grupo UOL, except if previously approved by Grupo UOL’s Vice-Presidency of Corporate Areas, shall not work as a vendor to Grupo UOL, represent a vendor of Grupo UOL, work for a vendor of Grupo UOL or be a member of the executive board while working for Grupo UOL. In addition, the employee may not accept cash or benefits of any kind in exchange for services or advisory services in connection to the business of Grupo UOL.

9.Responsibilities for the Compliance with the Code of Ethics and Policies of Grupo UOL.

▪MANAGERS: all managers are responsible for knowing and transmitting the Code of Ethics and Policies of Grupo UOL to their teams, in addition to leading by example as role models;

▪EMPLOYEES: all employees are responsible for knowing the Code of Ethics and Policies of Grupo UOL and acting pursuant to the guidelines herein established;

▪BREACH: in the event of breaches to this Code of Ethics and Policies, Grupo UOL’s HR department is responsible for conducting an investigation on the matter and listening to all involved parties, for subsequent escalation of the matter to the Vice-Presidency of Corporate Areas of the UOL Group.

10.Questions and Whistle Blowing

If the employee of Grupo UOL has any questions on how to construe or apply the Code of Ethics and Policies, or if they have found procedures and behaviors contrary to this Code of Ethics and Policies of Grupo UOL, they shall send an e-mail to canaldedenuncias@uolinc.com.

The Code of Ethics and Policies of Grupo UOL is under the responsibility of the Human Resources Department of Grupo UOL. If any questions may arise, send them to canaldedenuncias@uolinc.com.

CONTROL OF CHANGES

Revision	Changes	Date

01	Revision 2021 | Human Resources	July/21
02	Revision 2022 | Human Resources	April/22
03	Revision 2022 | Human Resources	June/22
04	Revision 2023 | Human Resources	June/23
05	Mission and values of PagBank – Human Resources	October/23